Exhibit 99.1

ARCA biopharma Announces Additions to GENETIC-AF Leadership Team

Team Will Oversee Execution of GENETIC-AF Clinical Trial Evaluating Gencaro as Potential Treatment for Atrial Fibrillation

Broomfield, Colorado, July 22, 2013 – ARCA biopharma, Inc. (Nasdaq: ABIO), a biopharmaceutical company developing genetically-targeted therapies for cardiovascular diseases, today announced that it has expanded the Company’s clinical trial leadership team with three new hires in clinical development and quality assurance: vice president – clinical development, senior director quality, and senior clinical program manager.

These new hires will join existing ARCA employees in overseeing the execution of GENETIC-AF, the Company’s Phase 2B/3 clinical trial evaluating Gencaro as a potential treatment for atrial fibrillation.

“We are very pleased to have these industry professionals, who collectively have over 45 years of clinical development and QA experience, join ARCA as key members of our team,” said Dr. Michael R. Bristow, President and CEO. “Their understanding of the drug development process and clinical trial execution will be a tremendous asset as ARCA continues the development of Gencaro as a potential treatment for atrial fibrillation.”

Christopher Dufton, PhD, Vice President, Clinical Development, was previously Director of Clinical Research at Gilead Sciences. Prior to Gilead, Dr. Dufton was Associate Director of Clinical Development at Myogen, Inc., where he was a member of the development team responsible for the clinical program that led to the approval of Letairis® (ambrisentan) for the treatment of pulmonary arterial hypertension (PAH). Letairis is now approved in the U.S. and Europe for the treatment of PAH.

Sharon Perry, Senior Director Quality, was previously Director of Quality Assurance (QA) at Accera Pharma. Ms. Perry also brings additional relevant QA experience from her prior work at Gilead Sciences, PR Pharmaceuticals and Pfizer.

Jennifer Merriweather, Senior Clinical Program Manager was previously Clinical Program Manager at Gilead Sciences. Ms. Merriweather also brings additional relevant clinical development experience from her work with Myogen, Inc.

About ARCA biopharma

ARCA biopharma is dedicated to developing genetically-targeted therapies for cardiovascular diseases. The Company’s lead product candidate, GencaroTM (bucindolol hydrochloride), is an investigational, pharmacologically unique beta-blocker and mild vasodilator being developed for atrial fibrillation. ARCA has identified common genetic variations that it believes predict individual patient response to Gencaro, giving it the potential to be the first genetically-targeted atrial fibrillation prevention treatment. ARCA has partnered with Medtronic, Inc. for the Phase 2B portion of the GENETIC-AF trial. For more information please visit www.arcabiopharma.com.

Safe Harbor Statement

This press release contains “forward-looking statements” for purposes of the safe harbor provided by the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to, statements regarding execution of the upcoming GENETIC-AF trial, the potential for genetic variations to predict individual patient response to Gencaro, Gencaro’s potential to treat atrial fibrillation, future treatment options for patients with atrial fibrillation, and the potential for Gencaro to be the first genetically-targeted atrial fibrillation prevention treatment. Such statements are based on management’s current expectations and involve risks and uncertainties. Actual results and performance could differ materially from those projected in the forward-looking statements as a result of many factors, including, without limitation, the risks and uncertainties associated with: the Company’s financial resources and whether they will be sufficient to meet the Company’s business objectives and operational requirements; results of earlier clinical trials may not be confirmed in future trials, the protection and market exclusivity provided by the Company’s intellectual property; risks related to the drug discovery and the regulatory approval process; and, the impact of competitive products and technological changes. These and other factors are identified and described in more detail in ARCA’s filings with the SEC, including without limitation the Company’s annual report on Form 10-K for the year ended December 31, 2012, and subsequent filings. The Company disclaims any intent or obligation to update these forward-looking statements.

Contact:

Derek Cole

Investor Relations Advisory Solutions

720.940.2163, derek.cole@arcabiopharma.com

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